EXHIBIT 99i

Stryker Corporation

2008 Employee Stock Purchase Plan

(As Amended on February 10, 2009)

Stryker Corporation

2008 EMPLOYEE STOCK PURCHASE PLAN

Effective April 23, 2008

Table of Contents

I.  GENERAL PROVISIONS. 2

1.1...... Establishment 2

1.2...... Purpose. 2

1.3...... Plan Duration. 2

1.4...... Definitions. 2

1.5...... Stock. 5

1.6...... Administration. 5

1.7...... Participants. 6

II.  OFFER TERMS. 6

2.1...... Offer and Purchase Period. 6

2.2...... Option Price. 6

2.3...... Participation. 7

2.4...... Participation Limitations. 8

2.5...... Termination of Employment 8

2.6...... Restrictions on Transfer 8

III.  MISCELLANEOUS. 9

3.1...... No Assignment 9

3.2...... Adjustments. 9

3.3...... Change in Control 9

3.4...... Termination and Amendment 9

3.5...... Rights Prior to Issuance of Shares. 10

3.6...... Securities Laws. 10

3.7...... Delivery of Plan. 10

3.8...... Effect on Employment 10

3.9...... Certificates. 11

3.10.... Use of Proceeds. 11

3.11.... Approval of Plan. 11

3.12.... Governing Law.. 11

2008 EMPLOYEE STOCK PURCHASE PLAN

I.  GENERAL PROVISIONS

1.1.            Establishment. On February 12, 2008, the Board of Directors ("Board") of Stryker Corporation ("Corporation") adopted this 2008 Employee Stock Purchase Plan ("Plan"), subject to approval by the shareholders of the Corporation at the 2008 Annual Meeting of shareholders, which was obtained on April 23, 2008.  On February 10, 2009, the Board of Directors amended the Plan to read in its entirety as set forth herein.

1.2.            Purpose. The purpose of the Plan is (i) to promote the best interests of the Corporation and its shareholders by encouraging Employees of the Corporation and any Subsidiaries designated for participation in the Plan to acquire an ownership interest in the Corporation through the purchase of stock in the Corporation, thus aligning their interests with those of shareholders, and (ii) to enhance the ability of the Corporation and its Subsidiaries designated for participation in the Plan to attract, motivate and retain qualified Employees. The Plan is intended to constitute an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended ("Code"); provided, sub‑sub-plans of the Plan applicable to particular participating Subsidiaries outside of the United States may be established that are not intended to comply with the requirements of Section 423 of the Code.

1.3.            Plan Duration. Upon approval by the shareholders of the Corporation, the Plan shall commence on April 23, 2008 and, subject to earlier termination by the Board in accordance with Section 3.4, no new Offers may be made under the Plan after April 1, 2018.

1.4.            Definitions. As used in this Plan, the following terms have the meaning described below:

(a)                "Board" means the Board of Directors of the Corporation.

(b)               "Change in Control" means the occurrence of any of the following events:

(i)                  If any one person, or more than one person acting as a group (as defined in Section 409A of the Code and IRS guidance issued thereunder), acquires ownership of Common Stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock of the Corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Common Stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control, or to cause a change in the effective control of the Corporation (within the meaning of Section 409A of the Code and IRS guidance issued thereunder). An increase in the percentage of Common Stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this Section. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in such Corporation remains outstanding after the transaction;

(ii)                If any one person, or more than one person acting as a group (as determined in accordance with Section 409A of the Code and IRS guidance thereunder), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Common Stock of the Corporation possessing thirty-five percent (35%) or more of the total voting power of the Common Stock of the Corporation; or

(iii)               If a majority of members on the Corporation's Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board prior to the date of the appointment or election (provided that for purposes of this paragraph, the term Corporation refers solely to the "relevant" Corporation, as defined in Section 409A of the Code and IRS guidance issued thereunder), for which no other Corporation is a majority shareholder; or

(iv)              If there is a change in the ownership of a substantial portion of the Corporation's assets, which shall occur on the date that any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and IRS guidance issued thereunder) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(c)                "Code" means the Internal Revenue Code of 1986, as amended from time to time.

(d)               "Committee" means the Compensation Committee of the Board.

(e)                "Common Stock" means shares of the Corporation's Common Stock, as described in Section 1.5, below.

(f)                 "Corporation" means Stryker Corporation.

(g)                "Election Period" means the period of time designated by the Committee when an eligible Employee may elect to participate in one or more Purchase Periods.

(h)                "Employee" means an individual who has an employment relationship (as defined in Treasury Regulation 1.421-7(h)) with the Corporation or any Subsidiary that has been designated for participation in the Plan by the Committee in accord with Section 1.6.  For the purposes of clarification, examples of excluded non-employees are individuals who are employed by third-party staffing firms, interns, co-ops, agents, consultants, individuals whose customary employment is for five or fewer months during a calendar year, and other non-employees are not Employees for the purpose of the Plan.

(i)                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time and any successor rule.

(j)                 "Fair Market Value" means the value of Common Stock as determined in accordance with Section 2.2(b).

(k)               "Offer" means the Committee's designation of a Purchase Period available to eligible Employees and the terms on which an option may be exercised during the applicable Purchase Period.

(l)                  "Option Price" means the price, determined by the Committee, at which Common Stock subject to an option may be purchased during a Purchase Period.

(m)              "Plan" means the Stryker Corporation 2008 Employee Stock Purchase Plan, the terms of which are set forth herein, and any amendments thereto.

(n)                "Purchase Period" means a period established by the Committee during which an eligible Employee may exercise options granted hereunder.

(o)               "Stock Exchange" means the principal national securities exchange on which the Common Stock is listed for trading, or, if the Common Stock is not listed for trading on a national securities exchange, such other recognized trading market or quotation system upon which the largest number of shares of Common Stock has been traded in the aggregate during the last 20 days before the first or last day of a Purchase Period, as applicable.

(p)               "Subsidiary" means any subsidiary of the Corporation, as defined in Section 424(f) of the Code.

1.5.            Stock. The stock subject to option and purchase under the Plan shall be the Common Stock of the Corporation and may be either authorized and unissued shares, or shares purchased by a designated agent or representative of the Corporation for the accounts of the participants, or shares purchased by a designated agent or representative of the Corporate for the accounts of the participants.  The total amount of Common Stock on which options may be granted under the Plan shall not exceed five million (5,000,000) shares, subject to adjustment in accordance with Section 3.2 below.  Shares of Common Stock subject to any unexercised portion of a terminated, canceled or expired option granted under the Plan may again be used for options under the Plan.

1.6.            Administration. The Plan shall be administered by the Committee. The Committee may prescribe rules and regulations from time to time for the administration of the Plan, may designate Subsidiaries for participation in the Plan with respect to their Employees, and may decide questions that arise with respect to its interpretation or application. The Committee may delegate responsibilities for the administration of plan activities to an ESPP sub-committee consisting of one or more officers of the Corporation. The decisions of the Committee in interpreting the Plan shall be final, conclusive and binding on all persons, including the Corporation, its Subsidiaries, Employees, and participants. The Committee, from time to time, shall grant to eligible Employees on a uniform basis, options to purchase Common Stock pursuant to the terms and conditions of the Plan. In the event of insufficient shares during a Purchase Period, the Committee shall allocate the right to purchase shares to each participant in the same proportion that such participant's total current eligible compensation paid by the Corporation for the Purchase Period bears to the total current eligible compensation paid by the Corporation to all participants during such Purchase Period. All excess funds withheld, as a result of insufficient shares, shall be returned to the participating Employees.

1.7.            Participation Outside of the United States.  Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion:  (a) amend or vary the terms of the Plan in order to conform such terms with the requirements of each jurisdiction where a participating Subsidiary is located; (b) amend or vary the terms of the Plan in each jurisdiction where a participating Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social security contributions for participating Employees and/or the participating Subsidiary; or (c) amend or vary the terms of the Plan in a jurisdiction where a participating Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Plan.  The terms and conditions contained herein which are subject to variation in a jurisdiction shall be reflected in a written attachment to the Plan for each participating Subsidiary in such jurisdiction.  The Committee may, where it deems appropriate in its sole discretion, establish one or more written sub‑plans of the Plan applicable to particular participating Subsidiaries outside of the United States that are not intended to comply with the requirements of Section 423 of the Code to effectuate the provisions of this Section 1.7.  The Committee may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in any jurisdiction.  To the extent permitted under applicable law, the Committee may delegate its authority and responsibilities under this Section 1.7 to an appropriate ESPP sub-committee consisting of one or more officers of the Corporation.

1.8.            Participants. Except as provided in Section 2.4 below, any person who is an Employee at the time an Offer commences is eligible to participate in such Offer under the Plan, in accordance with the terms of the Plan. An Employee who meets the eligibility requirements in this Section 1.8 shall be entitled to participate in the first Offer commencing after the eligibility requirements have been satisfied.

II.  OFFER TERMS

2.1.           Offer and Purchase Period.

(a)                The Committee shall determine the date or dates upon which one or more Offers shall be made under the Plan. The Purchase Period pursuant to each Offer shall be one (1) month, or such other term as the Committee shall determine prior to the commencement of an Offer, but which in no event shall exceed twenty-seven (27) months.

(b)               To participate in an Offer, an eligible Employee must follow an enrollment process as shall be prescribed by the Committee (which shall include payroll deduction authorization) at such time and in such manner as shall be prescribed by the Committee. The payroll deductions authorized by a participant on a payroll deduction authorization may be expressed (i) as a whole number percentage of the participant's eligible compensation for each pay period during the Purchase Period, or (ii) as a specified whole dollar amount to be withheld from a participant's eligible compensation or bonus on one or more designated payroll dates. For purposes of the Plan, a participant's eligible compensation for a pay period shall include the participant's base compensation and may include annual bonus but shall exclude items such as sick pay, severance pay, moving expenses, expense reimbursements and allowances and other special payments and supplemental compensation. A participant may not purchase more than $25,000 in shares of Common Stock (inclusive of payroll deduction and applicable purchase discount) in a calendar year, as determined in accordance with Section 423(b)(8) of the 423(b)(8)the Code.

2.2.            Option Price.

(a)                The Option Price at which shares of Common Stock may be purchased under the Plan shall be determined by the Committee at the time of the Offer but in no event shall such amount be less than the lesser of:

(i)                  85% of the Fair Market Value of a share of Common Stock on the date of grant of the option (first day of a Purchase Period), or

(ii)                85% of the Fair Market Value of a share of Common Stock on the date the option is deemed exercised pursuant to Section 2.4(2.4(d) (last day of a Purchase Period).

(b)               For purposes of this Plan, the Fair Market Value per share shall be deemed to be the closing price of Common Stock on the Stock Exchange for the first and last days of the Purchase Period, respectively. In the event that there are no Common Stock transactions on either date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions.

2.3.            Participation.

(a)                An eligible Employee may elect to participate in an Offer by delivering to the Corporation an election to participate and a payroll deduction authorization within the Election Period designated by the Committee prior to the commencement of a Purchase Period. An eligible Employee's election to participate and payroll deduction authorization from the preceding Election Period automatically shall carry over to the next Election Period unless affirmatively revoked by the Employee.

(b)               All Employees granted options under the Plan shall have the same rights and privileges under the Plan, except that the number of shares each participant may purchase shall depend upon his or her eligible compensation and the designated payroll deduction he or she authorizes.

(c)                Payroll deductions shall commence on the first payroll date in the Purchase Period and shall continue until the last payroll date in the Purchase Period. An Employee may not suspend payroll deductions during a Purchase Period for any reason.

(d)               A participating Employee's option shall be deemed to have been exercised on the last business day of the Purchase Period.

(e)                As soon as reasonably practicable after the end of the Purchase Period, the Corporation shall deliver to each Employee, in a manner determined by the Committee, the shares of Common Stock that such Employee has purchased. The amount of any payroll deduction that exceeds the limits set forth in Sections 2.1(b) and 2.4 shall be returned to the participant as soon as reasonably practicable after the end of the Purchase Period in which it was withheld.

            (f)         The Corporation retains the right to designate an exclusive broker to handle the Common Stock transactions under the Plan and may require participating Employees to hold the shares of Common Stock acquired under the Plan in a designated brokerage account established with such broker for a minimum period of time to effectuate the administration of the Plan.

            (g)        Unless otherwise determined by the Committee or required under local law, no interest shall accrue or be paid on any amounts paid by payroll deduction by any participating Employee.

2.4.            Participation Limitations. Notwithstanding any other provision of the Plan, no Employee shall be eligible to participate in an Offer under the Plan if:

(a)                the Employee, immediately after such grant, would, in the aggregate, own and/or hold shares of Common Stock (including all shares which may be purchased under outstanding options, whether or not such options qualify for the special tax treatment afforded by Section 421(a) of the Code) equal to or exceeding five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Corporation or of its Subsidiaries; for purposes of this limitation, the rules of Section 424(d) of the Code and the regulations promulgated thereunder (relating to attribution of stock ownership) shall apply; or

(b)               such grant would permit, under the rules set forth in Section 423 of the Code and the regulations promulgated thereunder, the Employee's right to purchase stock under this Plan and all other employee stock purchase plans maintained by the Corporation and its Subsidiaries that are intended to qualify under Section 423 of the Code to accrue at a rate in excess of $25,000 in Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

2.5.            Termination of Employment.  In the event any participating Employee's employment with the Corporation or a Subsidiary designated for participation in the Plan is terminated for any reason (including, but not limited to, voluntary or forced resignation, retirement, death, disability or lay-off) prior to the expiration of a Purchase Period, the terminated Employee's participation in the Plan shall cease; provided, all amounts credited to the terminated Employee's account (and any payroll deductions previously authorized by the terminated Employee attributable to payroll periods prior to the Employee's last day of employment) shall remain in the Plan for purchase of shares of Common Stock on the next following purchase date.

2.6.            Restrictions on Transfer. Unless otherwise permitted by the Committee, no shares of Common Stock purchased under the Plan shall be sold, exchanged, transferred, pledged, assigned or otherwise disposed of for twelve (12) months following the close of the Purchase Period in which acquired, or such other period as may be determined by the Committee in its sole discretion.

III.  MISCELLANEOUS

3.1.            Non-Assignability. No option shall be transferable by a participating Employee, and an option may be exercised during a participating Employee's lifetime only by the Employee. Upon the death of a participating Employee, his or her executor, administrator or other legal representative shall receive a check from the Corporation representing the aggregate amount of the deceased Employee's payroll deductions that had not been applied towards the purchase of option shares as of the date of death.

3.2.            Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Common Stock or the value thereof, the Committee shall make such adjustments and substitutions to the Plan and options as are necessary to ensure that each Plan participant has the same economic interest in the Plan as before the event, including but not limited to adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan in the aggregate or to any one participant, adjustments in the number, class, kind and option price of securities subject to outstanding options under the Plan, and the substitution of similar options to purchase the shares of another company. Any of the foregoing adjustments may provide for the elimination of any fractional share which might otherwise become subject to any option.

3.3.            Change in Control.

(a)                In the event of a Change in Control, the Committee shall have the right to terminate the Purchase Period as of such date, and, if so terminated, each participant shall be deemed to have exercised, immediately prior to such Change in Control, his or her option to the extent payroll deductions were made prior thereto. Comparable rights shall accrue to each participant in the event of successive Changes in Control.

(b)               The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an option.

3.4.            Termination and Amendment.

(a)                The Board may terminate the Plan, or the granting of options under the Plan, at any time.

(b)               The Board may amend or modify the Plan at any time, and from time to time, but no amendment or modification shall disqualify the Plan under Section 423 of the Code or Rule 16b-3 under the Exchange Act without the approval of the shareholders of the Corporation.

(c)                No amendment, modification, or termination of the Plan shall adversely affect any option granted under the Plan without the consent of the Employee holding the option.

3.5.            Rights Prior to Issuance of Shares. No participating Employee shall have any rights as a shareholder with respect to shares covered by an option until the issuance of a stock certificate or electronic transfer to the Employee (or book entry representing such shares has been made and such shares have been deposited with the appropriate registered book-entry custodian). No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date when the certificate is issued or the shares electronically delivered to the Employee's brokerage account.

3.6.            Securities Laws.

(a)                Anything to the contrary herein notwithstanding, the Corporation's obligation to sell and deliver Common Stock pursuant to the exercise of an option is subject to such compliance with U.S. federal,  and state and non-U.S. laws, rules and regulations applying to the authorization, issuance or sale of securities as the Corporation deems necessary or advisable. The Corporation shall not be required to sell and deliver or issue Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933 or the Exchange Act, or the rules and regulations of the Securities Exchange Commission promulgated thereunder or those of any stock exchange on which the stock may be listed and the provisions of any state and non-U.S. laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b)               The Board may impose such restrictions on any shares of Common Stock acquired pursuant to the exercise of an option under the Plan as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws, (ii) under the requirements of a Stock Exchange or other recognized trading market upon which such shares of Common Stock are then listed or traded, and (iii) under any blue sky or state securities laws applicable to such shares. No shares shall be issued until counsel for the Corporation has determined that the Corporation has complied with all requirements under appropriate securities laws.

3.7.            Delivery of Plan. Each Employee who is a participant in the Plan shall be provided or have access to a copy of the Plan.

3.8.            Effect on Employment. Neither the adoption of the Plan nor the granting of an option pursuant to the Plan creates any right of any individual to be retained or continued in the employment of the Corporation or a Subsidiary.

3.9.            Certificates. If certificates are issued, the Corporation shall have the right to retain such certificates representing shares of Common Stock issued pursuant to the Plan until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.

3.10.        Use of Proceeds. The proceeds received from the sale of Common Stock pursuant to the Plan shall be used for general corporate purposes of the Corporation.

3.11.        Approval of Plan. The Plan shall be subject to the approval of the holders of at least a majority of the Common Stock of the Corporation present and entitled to vote at a meeting of shareholders of the Corporation held within twelve (12) months after adoption of the Plan by the Board. If not approved by shareholders within such 12-month period, the Plan and any options granted hereunder shall become void and of no effect.

3.12.        Governing Law. This Plan shall be governed by and construed under the laws of the State of Michigan without regard to its conflict of law provisions.